Exhibit 99.1

MV Oil Trust

MV Oil Trust Announces Trust Second Quarter Distribution

MV OIL TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Houston, Texas, July 5, 2024 — MV Oil Trust (NYSE: MVO) announced the Trust distribution of net profits for the quarterly payment period ended June 30, 2024.

Unitholders of record on July 15, 2024 will receive a distribution amounting to $4,715,000 or $0.410 per unit payable July 25, 2024.

Volumes, average price and net profits for the payment period were:

Volume (BOE)	151,140
Average price (per BOE)	$76.62
Gross proceeds	$11,580,171
Costs	$5,393,841
Net profits	$6,186,330
Percentage applicable to Trust’s 80%
Net profits interest	$4,949,064
MV Partners reserve for capital expenditures	$--
Total cash proceeds available for the Trust	$4,949,064
Provision for current estimated Trust expenses	$(234,064)
Net cash proceeds available for distribution	$4,715,000

This press release contains forward-looking statements. Although MV Partners, LLC (“MV Partners”) has advised the Trust that MV Partners believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended June 30, 2024. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, actions by the members of the Organization of Petroleum Exporting Countries, and other risk factors described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	MV Oil Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Elaina Rodgers
713-483-6020
601 Travis Street, Floor 16, Houston, TX 77002